Exhibit 99.1

Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Tania Almond T +1 410.531.4590 tania.almond@grace.com

Grace Reports First Quarter 2016 Results
Adjusted EPS of $0.57; Strong Margin and Cash Flow Performance

•	Adjusted EBIT of $82.6 million up 16%

•	Adjusted Free Cash Flow of $74.1 million

•	Declaring quarterly cash dividend of $0.17 per share

•	Affirming 2016 full-year outlook

COLUMBIA, MD - April 27, 2016 - W. R. Grace & Co. (NYSE: GRA) announced a first quarter net loss of $2.7 million, or $0.04 per diluted share. This net loss includes approximately $40 million of after tax costs related to the separation of GCP Applied Technologies Inc. (GCP) in the first quarter of 2016. Net income for the prior-year quarter was $52.7 million, or $0.72 per diluted share. Adjusted EBIT increased 16% to $82.6 million, and first quarter Adjusted EPS increased 39% to $0.57 per diluted share.

"We achieved good margin improvement and strong cash flow keeping us on track to meet our 2016 outlook," said Fred Festa, Grace’s Chairman and Chief Executive Officer. "The announced acquisition of BASF's Polyolefin Catalyst business provides a great fit to our portfolio."

First Quarter Results
First quarter net sales of $362.8 million decreased 8.6% compared with the prior-year quarter, including unfavorable currency translation of 2.3%.

Adjusted EBIT of $82.6 million increased 15.5% from the prior-year quarter, and increased approximately 19% at constant currency. Adjusted EBIT margin of 22.8% increased 480 basis points compared with the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 25.2% on a trailing four-quarter basis, compared with 24.0% as of December 31, 2015.

Grace Catalysts Technologies
First quarter sales for Catalysts Technologies, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, and polypropylene process technology, were $260.6 million, a decrease of 7.3% compared with the prior-year quarter including unfavorable currency translation of 1.4%.

Adjusted Gross Margin was 43.4% compared with 38.8% in the prior-year quarter. The increase in gross margin primarily was due to lower manufacturing costs and improved productivity. Gross profit increased by 3.9% over the prior-year quarter, primarily due to higher gross margins partially offset by the effect of lower sales volumes.

Segment operating income of $78.3 million increased 6.2%. Segment operating margin was 30.0%, an increase of 380 basis points compared with the prior-year quarter. The increases were primarily due to

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higher gross profit and higher ART income. The ART joint venture contributed $6.9 million to segment operating income compared with $6.2 million in the prior-year quarter.

Grace Materials Technologies
First quarter sales for Materials Technologies, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications, were $102.2 million, a decrease of 11.9% compared with the prior-year quarter, including unfavorable currency translation of 4.4%.

Adjusted Gross Margin was 39.4%, an increase of 110 basis points compared with the prior-year quarter. The increase in gross margin was primarily due to favorable product mix and improved pricing. Gross profit decreased by 9.2% over the prior-year quarter, primarily due to lower sales volumes partially offset by the effect of higher gross margins.

Segment operating income of $20.6 million decreased 13.8%. The decrease was primarily due to lower gross profit partially offset by lower operating expenses. Segment operating margin was 20.2%, a decrease of 40 basis points from the prior-year quarter.

Other Expenses in Adjusted EBIT
Total corporate costs were $13.2 million for the first quarter, a decrease of $7.6 million compared to the prior-year quarter, prepared on a discontinued operations basis. Certain costs included in 2015 were either assumed by GCP at the time of the separation or have been eliminated through restructuring or other cost reduction actions.

Certain pension costs of $3.1 million decreased $2.2 million compared with the prior-year quarter primarily due to lower service and interest costs.

Restructuring and Repositioning Expenses
Restructuring expenses were $8.5 million for the first quarter, primarily related to workforce reductions due to the exit of certain non-strategic product lines in Materials Technologies.

Repositioning expenses were $5.1 million for the first quarter, consisting of employee-related costs primarily in connection with the company’s separation into two independent companies.

Interest Expense
Net interest expense was $21.8 million for the first quarter compared with $24.5 million for the prior-year quarter. The weighted average cash interest rate for the first quarter was 4.6%.

Income Taxes
Income taxes on adjusted pre-tax income were recorded at a global effective tax rate of 33.6%. Income taxes paid in cash, net of refunds, were $17.2 million during the first quarter. We generally have not had to pay U.S. federal income taxes in recent years due to available tax deductions and credits that fully offset our U.S. tax liability.

Cash Flow
Net cash provided by operating activities from continuing operations for the quarter was $69.6 million compared with a net use of cash of $382.6 million in the prior year. In the 2015 first quarter, we paid $490 million to repurchase a warrant issued in connection with our 2014 emergence from bankruptcy.

Adjusted Free Cash Flow was $74.1 million for the quarter, a decrease of 11.4% compared with the prior-year period.

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Share Repurchase Program
In the first quarter, we spent $15.0 million to repurchase approximately 210,000 shares of our outstanding common stock at an average per share price of $71.29 under our second $500 million share repurchase authorization.

Dividend
Today Grace is announcing a quarterly cash dividend of $0.17 per share. The dividend is payable June 9, 2016, to shareholders of record at the close of business on May 19, 2016.

2016 Outlook
As of April 27, 2016, we affirm our outlook for 2016 Adjusted EBIT to be in the range of $400 million to $420 million. We expect 2016 Adjusted EBITDA to be in the range of $500 million to $520 million, and Adjusted EPS to be in the range of $3.02 to $3.21 per share. Our outlook assumes an average 1.10 USD/EUR exchange rate for the year.

We expect 2016 Adjusted Free Cash Flow to be at least $250 million, including a favorable impact to 2016 cash flow of approximately $60 to $65 million, equivalent to $0.85 to $0.92 per share, due to our low cash tax rate compared with our effective tax rate.

We are unable to estimate the annual mark-to-market pension adjustment or 2016 net income.

Separation into Two Companies
On February 5, 2015, Grace announced a plan to separate into two independent, publicly traded companies. On January 27, 2016, Grace entered into a separation agreement with GCP, then a wholly-owned subsidiary of Grace, pursuant to which Grace agreed to transfer its Grace Construction Products operating segment and the packaging technologies business of its Grace Materials Technologies operating segment to GCP. The separation occurred on February 3, 2016, by means of a pro rata distribution to Grace stockholders of all of the outstanding shares of GCP common stock. As a result of the distribution, GCP is now an independent public company and its common stock is listed under the symbol “GCP” on the New York Stock Exchange.

Discontinued Operations
Discontinued operations in the Consolidated Statements of Operations included GCP's earnings prior to the separation for the periods presented, as well as costs related to the separation. Discontinued operations includes repositioning expenses directly related to the separation of approximately $22 million for the first quarter and approximately $7 million for the prior-year quarter.

Investor Call
We will discuss these results during an investor conference call and webcast today starting at 9:00 a.m. ET. To access the call and webcast, interested participants should go to the Investors portion of our website, www.grace.com, and click on the webcast link.

Those without access to the Internet can participate by dialing +1 855.830.2314 (U.S.) or +1 330.863.3314 (International). The participant passcode is 85651933. Investors are advised to dial into the call at least ten minutes early in order to register.

An audio replay will be available after 1:00 p.m. ET on April 27. For one week, the replay will be accessible by dialing +1 855.859.2056 (U.S.) or +1 404.537.3406 (International) and entering the participant passcode 85651933. The webcast replay or transcript will be available for one year on the company's website.

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About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts and engineered materials. The company’s two industry-leading business segments—Grace Catalysts Technologies and Grace Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customer partners around the world. Grace employs approximately 3,700 people in over 30 countries. More information about Grace is available at grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the cost and availability of raw materials and energy; the effectiveness of its research and development and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's funded and unfunded pension obligations; its legal and environmental proceedings; uncertainties related to Grace's ability to realize the anticipated benefits of the separation transaction; the inability to establish or maintain certain business relationships and relationships with customers and suppliers or the inability to retain key personnel during the period following the separation transaction; costs of compliance with environmental regulation; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2016	2015
Net sales	$362.8	$397.0
Cost of goods sold	210.1	250.0
Gross profit	152.7	147.0
Selling, general and administrative expenses	68.0	77.0
Research and development expenses	11.7	12.1
Interest expense and related financing costs	21.8	24.5
Interest accretion on deferred payment obligations	0.2	0.2
Repositioning expenses	5.1	0.3
Equity in earnings of unconsolidated affiliate	(6.9)	(6.2)
Loss on early extinguishment of debt	11.1	—
Other expense (income), net	10.3	(8.6)
Total costs and expenses	121.3	99.3
Income from continuing operations before income taxes	31.4	47.7
Provision for income taxes	(24.4)	(17.5)
Income from continuing operations	7.0	30.2
(Loss) income from discontinued operations, net of income taxes	(9.9)	22.5
Net (loss) income	(2.9)	52.7
Less: Net loss attributable to noncontrolling interests	0.2	—
Net (loss) income attributable to W. R. Grace & Co. shareholders	$(2.7)	$52.7
Amounts attributable to W. R. Grace & Co. shareholders:
Income from continuing operations attributable to W. R. Grace & Co. shareholders	$7.2	$30.2
(Loss) income from discontinued operations, net of income taxes	(9.9)	22.5
Net (loss) income attributable to W. R. Grace & Co. shareholders	$(2.7)	$52.7
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Income from continuing operations	$0.10	$0.41
(Loss) income from discontinued operations, net of income taxes	(0.14)	0.31
Net (loss) income	$(0.04)	$0.72
Weighted average number of basic shares	70.6	72.8
Diluted earnings per share:
Income from continuing operations	$0.10	$0.41
(Loss) income from discontinued operations, net of income taxes	(0.14)	0.31
Net (loss) income	$(0.04)	$0.72
Weighted average number of diluted shares	70.6	73.5

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2016	2015	% Change
Net sales:
Catalysts Technologies	$260.6	$281.0	(7.3)%
Materials Technologies	102.2	116.0	(11.9)%
Total Grace net sales	$362.8	$397.0	(8.6)%
Net sales by region:
North America	$118.9	$116.3	2.2%
Europe Middle East Africa	142.4	154.8	(8.0)%
Asia Pacific	72.1	97.8	(26.3)%
Latin America	29.4	28.1	4.6%
Total net sales by region	$362.8	$397.0	(8.6)%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$78.3	$73.7	6.2%
Materials Technologies segment operating income	20.6	23.9	(13.8)%
Corporate costs	(13.2)	(20.8)	36.5%
Certain pension costs(C)	(3.1)	(5.3)	41.5%
Adjusted EBIT	82.6	71.5	15.5%
Repositioning expenses	(5.1)	(0.3)
Restructuring expenses	(8.5)	(5.2)
Pension MTM adjustment and other related costs, net	0.2	(4.2)
(Costs) benefit related to Chapter 11 and asbestos, net	(1.7)	9.7
Income and expense items related to divested businesses	(3.0)	0.7
Interest expense, net	(32.9)	(24.5)	(34.3)%
Provision for income taxes	(24.4)	(17.5)	(39.4)%
Income from continuing operations, net of income taxes	$7.2	$30.2	(76.2)%
Diluted EPS from continuing operations (GAAP)	$0.10	$0.41	(75.6)%
Adjusted EPS (non-GAAP)	$0.57	$0.41	39.0%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended March 31,
(In millions)	2016	2015	% Change
Adjusted profitability performance measures (A)(B)(C):
Adjusted Gross Margin:
Catalysts Technologies	43.4%	38.8%	4.6 pts
Materials Technologies	39.4%	38.3%	1.1 pts
Adjusted Gross Margin	42.3%	38.6%	3.7 pts
Pension costs in cost of goods sold	(0.2)%	(1.6)%	1.4 pts
Total Grace	42.1%	37.0%	5.1 pts
Adjusted EBIT:
Catalysts Technologies	$78.3	$73.7	6.2%
Materials Technologies	20.6	23.9	(13.8)%
Corporate	(16.3)	(26.1)	37.5%
Total Grace	82.6	71.5	15.5%
Depreciation and amortization:
Catalysts Technologies	$17.7	$17.1	3.5%
Materials Technologies	5.0	6.1	(18.0)%
Corporate	0.5	2.0	(75.0)%
Total Grace	23.2	25.2	(7.9)%
Adjusted EBITDA:
Catalysts Technologies	$96.0	$90.8	5.7%
Materials Technologies	25.6	30.0	(14.7)%
Corporate	(15.8)	(24.1)	34.4%
Total Grace	105.8	96.7	9.4%
Adjusted EBIT margin:
Catalysts Technologies	30.0%	26.2%	3.8 pts
Materials Technologies	20.2%	20.6%	(0.4) pts
Total Grace	22.8%	18.0%	4.8 pts
Adjusted EBITDA margin:
Catalysts Technologies	36.8%	32.3%	4.5 pts
Materials Technologies	25.0%	25.9%	(0.9) pts
Total Grace	29.2%	24.4%	4.8 pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended March 31,
(In millions)	2016	2015
Cash flow measure (A):
Net cash provided by (used for) operating activities from continuing operations	$69.6	$(382.6)
Capital expenditures	(34.4)	(33.0)
Free Cash Flow	35.2	(415.6)
Cash paid for Chapter 11 and asbestos	1.1	491.4
Cash paid for repositioning	29.0	3.1
Cash paid for restructuring	4.5	0.6
Cash paid for legacy items	1.4	4.1
Capital expenditures related to repositioning	0.3	—
Cash paid for taxes related to repositioning	2.6	—
Adjusted Free Cash Flow	$74.1	$83.6

	Four Quarters Ended
(In millions)	March 31, 2016	December 31, 2015
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$356.9	$345.8
Invested Capital:
Trade accounts receivable	209.1	254.5
Inventories	211.8	198.8
Accounts payable	(159.8)	(157.8)
	261.1	295.5
Other current assets (excluding income taxes)	38.6	43.2
Properties and equipment, net	627.4	645.3
Goodwill	336.6	336.5
Technology and other intangible assets, net	224.2	227.5
Investment in unconsolidated affiliate	110.6	103.2
Other assets (excluding capitalized financing fees)	36.3	31.8
Other current liabilities (excluding income taxes, environmental remediation related to asbestos and divested businesses, Chapter 11, restructuring, and accrued interest)	(126.2)	(160.0)
Other liabilities (excluding environmental remediation related to asbestos and divested businesses)	(90.9)	(81.4)
Total invested capital	$1,417.7	$1,441.6
Adjusted EBIT Return On Invested Capital	25.2%	24.0%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
(In millions)	2016	2015
OPERATING ACTIVITIES
Net (loss) income	$(2.9)	$52.7
Less: loss (income) from discontinued operations	9.9	(22.5)
Income from continuing operations	7.0	30.2
Reconciliation to net cash provided by (used for) operating activities from continuing operations:
Depreciation and amortization	23.2	25.2
Equity in earnings of unconsolidated affiliate	(6.9)	(6.2)
Dividends received from unconsolidated affiliate	10.0	—
Cash paid for Chapter 11 and asbestos	(1.1)	(491.4)
Provision for income taxes	24.4	17.5
Cash paid for income taxes, net of refunds	(17.2)	3.1
Cash paid for interest on credit arrangements	(9.5)	(16.5)
Defined benefit pension expense	2.9	9.5
Cash paid under defined benefit pension arrangements	(3.7)	(3.9)
Cash paid for repositioning	(29.0)	(3.1)
Cash paid for restructuring	(4.5)	(0.6)
Cash paid for environmental remediation	(1.4)	(4.2)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	44.3	16.3
Inventories	(10.6)	(3.1)
Accounts payable	37.3	19.9
All other items, net	4.4	24.7
Net cash provided by (used for) operating activities from continuing operations	69.6	(382.6)
INVESTING ACTIVITIES
Capital expenditures	(34.4)	(33.0)
Other investing activities	0.3	—
Net cash used for investing activities from continuing operations	(34.1)	(33.0)
FINANCING ACTIVITIES
Borrowings under credit arrangements	9.1	261.2
Repayments under credit arrangements	(605.1)	(9.3)
Cash paid for debt financing costs	(0.1)	(0.4)
Cash paid for repurchases of common stock	(15.0)	(55.6)
Proceeds from exercise of stock options	3.8	13.7
Other financing activities	2.4	(1.6)
Distributions from GCP	750.0	—
Net cash provided by financing activities from continuing operations	145.1	208.0
Effect of currency exchange rate changes on cash and cash equivalents	2.6	(2.1)
Change in cash and cash equivalents from continuing operations	183.2	(209.7)
Cash flows from discontinued operations
Net cash provided by operating activities	23.9	9.0
Net cash used for investing activities	(9.5)	(7.6)
Net cash provided by (used for) financing activities	31.4	(9.2)
Effect of currency exchange rate changes on cash and cash equivalents	(1.0)	(13.2)
Change in cash and cash equivalents from discontinued operations	44.8	(21.0)
Net change in cash and cash equivalents	228.0	(230.7)
Less: cash and cash equivalents of discontinued operations	(143.4)	—
Cash and cash equivalents, beginning of period	329.9	557.5
Cash and cash equivalents, end of period	$414.5	$326.8

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	March 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$414.5	$231.3
Restricted cash and cash equivalents	9.4	9.4
Trade accounts receivable, less allowance of $1.8 (2015—$1.4)	209.1	254.5
Inventories	211.8	198.8
Other current assets	49.1	44.1
Assets of discontinued operations	—	446.4
Total Current Assets	893.9	1,184.5
Properties and equipment, net of accumulated depreciation and amortization of $1,306.3 (2015—$1,316.4)	627.4	645.3
Goodwill	336.6	336.5
Technology and other intangible assets, net	224.2	227.5
Deferred income taxes	658.1	723.1
Investment in unconsolidated affiliate	110.6	103.2
Other assets	38.9	33.9
Assets of discontinued operations	—	391.7
Total Assets	$2,889.7	$3,645.7
LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$78.9	$58.8
Accounts payable	159.8	157.8
Other current liabilities	226.1	234.4
Liabilities of discontinued operations	—	256.4
Total Current Liabilities	464.8	707.4
Debt payable after one year	1,507.7	2,114.0
Deferred income taxes	3.9	1.2
Unrecognized tax benefits	10.0	9.8
Underfunded and unfunded defined benefit pension plans	381.9	377.5
Other liabilities	125.3	115.9
Liabilities of discontinued operations	—	107.4
Total Liabilities	2,493.6	3,433.2
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 70,533,749 (2015—70,533,515)	0.7	0.7
Paid-in capital	495.0	496.0
Retained earnings	491.9	436.3
Treasury stock, at cost: shares: 6,922,876 (2015—6,923,110)	(655.0)	(658.4)
Accumulated other comprehensive income (loss)	60.1	(66.8)
Total W. R. Grace & Co. Shareholders' Equity	392.7	207.8
Noncontrolling interests	3.4	4.7
Total Equity	396.1	212.5
Total Liabilities and Equity	$2,889.7	$3,645.7

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended March 31,
	2016				2015
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted earnings per share from continuing operations (GAAP)				$0.10				$0.41
Loss on early extinguishment of debt	$11.1	$4.1	$7.0	0.10	$—	$—	$—	—
Restructuring expenses	8.5	2.9	5.6	0.08	5.2	1.8	3.4	0.05
Repositioning expenses	5.1	1.8	3.3	0.05	0.3	0.1	0.2	—
Income and expense items related to divested businesses	3.0	1.1	1.9	0.03	(0.7)	(0.2)	(0.5)	(0.01)
Costs related to Chapter 11 and asbestos, net	1.7	0.7	1.0	0.01	(9.7)	(3.6)	(6.1)	(0.08)
Pension MTM adjustment and other related costs, net	(0.2)	(0.1)	(0.1)	—	4.2	1.5	2.7	0.04
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(13.9)	13.9	0.20		(0.3)	0.3	—
Adjusted EPS (non-GAAP)				$0.57				$0.41

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information

(A)
In the above charts, Grace presents its results of operations by reportable segment and for adjusted operations. Adjusted EBIT means net income from continuing operations adjusted for: interest income and expense; income taxes; costs related to Chapter 11 and asbestos; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; and certain other unusual or infrequent items that are not representative of underlying trends. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities from continuing operations minus capital expenditures plus cash flows related to Chapter 11 and asbestos, cash paid for restructuring and repositioning, capital expenditures related to repositioning, accelerated payments under defined benefit pension arrangements, and expenditures for legacy items. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS from continuing operations adjusted for costs related to Chapter 11 and asbestos; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; certain other unusual or infrequent items that are not representative of underlying trends; and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted Gross Margin means gross margin adjusted for pension-related costs included in cost of goods sold. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, Adjusted EBIT Return On Invested Capital, and Adjusted Gross Margin do not purport to represent income or liquidity measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring and repositioning activities, and divested businesses.

(B)	Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C)
Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies and Materials Technologies segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

NM - Not Meaningful

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